SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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NB&T Financial Group, Inc.

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NB&T FINANCIAL GROUP, INC.

48 N. South Street

Wilmington, Ohio 45177

(937) 382-1441

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2007 Annual Meeting of Shareholders of NB&T Financial Group, Inc. (“NBTF”), will be held at 48 N. South Street, Wilmington, Ohio, on April 24, 2007, at 9:00 a.m., Eastern Time (the “Annual Meeting”), for the following purposes:

1.	To elect five directors of NBTF for terms expiring in 2009; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Such matters are more completely set forth in the accompanying Proxy Statement.

Only shareholders of NBTF of record at the close of business on March 1, 2007, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

March 20, 2007	Charles L. Dehner, Secretary

NB&T FINANCIAL GROUP, INC.

48 N. South Street

Wilmington, Ohio 45177

(937) 382-1441

PROXY STATEMENT

PROXIES

The enclosed Proxy is being solicited by the Board of Directors of NB&T Financial Group, Inc. (“NBTF”), an Ohio Corporation, for use at the 2007 Annual Meeting of Shareholders of NBTF to be held at 48 N. South Street, Wilmington, Ohio, on April 24, 2007, at 9:00 a.m., Eastern Time, and at any adjournments of the meeting (the “Annual Meeting”). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder by a later dated proxy received by NBTF before the Proxy is exercised or by giving notice of revocation to NBTF in writing before the Annual Meeting or in open meeting. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified on the proxy or, in the absence of specific instructions to the contrary, will be voted:

FOR the election of S. Craig Beam, Brooke W. James, D. Jeffery Lykins, Darleen M. Myers and Robert A. Raizk, as directors of NBTF for terms expiring in 2009.

Proxies may be solicited by the directors, officers and other employees of NBTF in person or by mail, telephone, facsimile or electronic mail only for use at the Annual Meeting. Such Proxies will not be used for any other meeting. The cost of soliciting Proxies will be paid by NBTF.

Only shareholders of record as of the close of business on March 1, 2007 (the “Voting Record Date”), are eligible to vote at the Annual Meeting and will be entitled to cast one vote for each share owned. NBTF’s records disclose that, as of the Voting Record Date, there were 3,232,432 votes entitled to be cast at the Annual Meeting.

This Proxy Statement is first being mailed to shareholders of NBTF on or about March 28, 2007.

VOTE REQUIRED

The presence, in person or by proxy, of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under Ohio law, shares held by a nominee for a beneficial owner which are represented in person or by proxy but which are not voted (“non-votes”) are counted as present for purposes of establishing a quorum. Shares as to which the authority to vote is withheld and non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The five nominees receiving the greatest number of votes will be elected as directors.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the only persons known to NBTF to own beneficially more than five percent of NBTF’s outstanding common shares as of March 1, 2007:

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Common Shares Outstanding
Janet M. Williams (2) B. Anthony Williams Trust 6172 U. S. 22 East Wilmington, Ohio 45177	374,196	11.58%

Brooke W. James (3) 325 West Sixth Ave. Columbus, Ohio 43201	182,575	5.65

Dana L. Williams 738 Kerr Street Columbus, Ohio 43215	183,456	5.68

Lynn W. Cowan 4116 W. Franklin Street Richmond, Virginia 23221	181,898	5.63

Beth Ellingwood 1127 Neil Ave. Columbus, Ohio 43201	209,882	6.49

The National Bank and Trust Company (4) 48 N. South Street Wilmington, Ohio 45177	651,514	20.16

(1)	Except as indicated for the shares held by The National Bank and Trust Company (the “Bank”), the beneficial owner has sole voting and dispositive power.
(2)	Of the 374,196 shares, 188,826 are held in the name of Mrs. Williams, and 185,370 are held by the B. Anthony Williams Trust, of which Mrs. Williams is the trustee.
(3)	Includes 333 shares that may be acquired upon the exercise of an option within the next 60 days.
(4)	All of such shares are held by the Bank as Trustee, 574,274 of which are held as Trustee for the NB&T Financial Group, Inc., Employee Stock Ownership Plan (the “ESOP”). Pursuant to the ESOP, the Bank, as Trustee, has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. At March 1, 2007, 58,814 shares had not been allocated. The Trustee may dispose of shares held in the ESOP Trust only under limited circumstances specified in the ESOP or by law. The Bank also has sole voting and sole dispositive power with respect to 126,070 and 77,382 shares, respectively, held as Trustee for various other trusts.

The following table sets forth certain information with respect to the number of common shares of NBTF beneficially owned by each director of NBTF and each executive officer or former executive officer named in the Summary Compensation Table, and by all directors and executive officers of NBTF or the Bank as a group as of March 1, 2007:

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power (1)		Shared Voting and Investment Power		Percent of Common Shares Outstanding
S. Craig Beam	3,615		17,054		0.64%
Charles L. Dehner	53,772	(2)	38,761	(3)	2.86
Daniel A. DiBiasio	386		-0-		0.01
G. David Hawley	5,318		2,414		0.24
Brooke W. James	182,575		-0-		5.65
John J. Limbert	16,703	(4)	-0-		0.52
D. Jeffery Lykins	923		1,610		0.08
Darleen M. Myers	9,081		-0-		0.28
Robert A. Raizk	14,801		-0-		0.46
Timothy L. Smith	18,715		77,491	(5)	2.98
Craig F. Fortin	19,434	(6)	375	(7)	0.61
Stephen G. Klumb	29,350	(8)	3,562	(9)	1.01
Andrew J. McCreanor	22,121	(10)	21,248	(11)	1.33
Howard T. Witherby	19,758	(12)	33,070	(13)	1.63
All directors and executive officers of NBTF as a group (15 persons)	416,510	(14)	216,124		18.97%

(1)	Includes for each director other than Mr. Limbert 333 shares that may be acquired upon the exercise of an option within the next 60 days.
(2)	Includes 8,310 shares that are pledged as security.
(3)	Includes 38,705 allocated to Mr. Dehner’s ESOP account, with respect to which Mr. Dehner has voting but not investment power.
(4)	Includes 6,000 shares that may be acquired upon the exercise of an option within the next 60 days.
(5)	Includes 49,005 shares allocated to Mr. Smith’s ESOP account, with respect to which Mr. Smith has voting but not investment power.
(6)	Includes 17,200 shares that may be acquired currently upon the exercise of options.
(7)	Consists of shares allocated to Mr. Fortin’s ESOP account, with respect to which Mr. Fortin has voting but not investment power.
(8)	Includes 23,600 shares that may be acquired currently upon the exercise of options.
(9)	Includes 3,432 shares allocated to Mr. Klumb’s ESOP account, with respect to which Mr. Klumb has voting but not investment power.
(10)	Includes 20,400 shares that may be acquired currently upon the exercise of options.
(11)	Includes 20,904 shares allocated to Mr. McCreanor’s ESOP account, with respect to which Mr. McCreanor has voting but not investment power.
(12)	Includes 14,600 shares that may be acquired currently upon the exercise of options.
(13)	Includes 32,450 shares allocated to Mr. Witherby’s ESOP account, with respect to which Mr. Witherby has voting but not investment power.
(14)	Includes 17,600 shares that may be acquired currently upon the exercise of options by an executive officer of the Bank not named in this table who may be deemed to act as an officer of NBTF.

ELECTION OF DIRECTORS

Election of Directors

The Third Amended and Restated Articles of Incorporation of NBTF (the “Articles”) provide for a Board of Directors consisting of not less than seven nor more than eleven directors, such number to be fixed or changed by the Board of Directors or the shareholders. The Board of Directors has set the number of directors at ten. The directors are divided into two classes, each class serving for a two-year period. Five directors are to be elected at the Annual Meeting.

In accordance with Section 8.04 of the Articles, nominees for election as directors may be proposed only by the directors or by any shareholder entitled to vote for directors if such shareholder makes a timely notice to the Secretary of NBTF. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of NBTF on or before the later of (a) the February 15 immediately preceding the annual meeting of shareholders or (b) the sixtieth day before the first anniversary of the most recent annual meeting of shareholders; provided, however, that in the event that the annual meeting in any year is not held on or before the 31st day next following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of such meeting. In the case of a nominee proposed for election at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee by a shareholder must be received not later than the close of business on the seventh day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom a shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of NBTF that are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of NBTF that are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of NBTF, if elected.

The Nominating Committee will consider nominees for directors of NBTF recommended by a shareholder who submits the person’s name and qualifications in writing. The Nominating Committee has no specific minimum qualifications for a recommended candidate, and the committee does not consider shareholder-recommended candidates differently from others. The Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	relationships in the communities in which NBTF does business;

•	ability and willingness to commit adequate time to Board and committee responsibilities;

•	the individual’s skills and experiences and how they fit with those of other directors and potential directors and satisfy the needs of NBTF; and

•	whether the potential nominees are shareholders of NBTF.

The Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by vote of all of the directors of the Board of Directors.

The Board of Directors proposes the election of the following persons, all of whom were recommended by the Nominating Committee, to terms that will expire in 2009:

Name	Age	Position Held	Director Since	Term Expires
S. Craig Beam	55	Director	1990	2009
Brooke W. James	34	Director	2005	2009
D. Jeffery Lykins	46	Director	2005	2009
Darleen M. Myers	74	Director	1995	2009
Robert A. Raizk	52	Director	1995	2009

If any nominee is unable to stand for election, the Proxies will be voted for such substitute as the Board of Directors recommends.

The following directors will continue to serve after the Annual Meeting for the terms indicated:

Name	Age	Position(s) Held	Director Since	Term Expires
Charles L. Dehner	59	Director	1989	2008
Daniel A. DiBiasio	57	Director	2001	2008
G. David Hawley	59	Director	2000	2008
John J. Limbert	59	Director, Chief Executive Officer and President of NBTF and the Bank	2006	2008
Timothy L. Smith	56	Director and Chairman of the Board of NBTF and the Bank	1989	2008

S. Craig Beam has been the President of Six-B, Inc. since 1999. Mr. Beam is also a Trustee of Wilmington College, and is involved in the thoroughbred horse business.

Brooke W. James has assisted in the administration of her family’s farming operations since 1999, and was a teacher at the Columbus School for Girls from 2002 through 2005. Ms. James was appointed to the Board of Directors of NBTF by the Board in July 2005 to fill a vacancy.

D. Jeffery Lykins has been the president of the Lykins Companies, a petroleum marketing company, since 2000. Mr. Lykins also serves on the Boards of the Ohio Petroleum Marketers and Convenience Store Association and Petroleum Marketers Associations of America. Mr. Lykins also serves as President of the Clermont County Improvement Corporation.

Darleen M. Myers was a Clinton County Commissioner from 1994 to 2006. Ms. Myers is also a member of the Wilmington College Board of Trustees.

Robert A. Raizk has been the President and Chief Executive Officer of The Wilmington Iron & Metal Co., Inc., since August 1990.

Charles L. Dehner was the Executive Vice President of NBTF from 1993 until January 2003, Treasurer of NBTF from 1984 until January 2003 and Executive Vice President of the Bank from 1991 until January 2003.

Daniel A. DiBiasio has been the President of Wilmington College since 1995. Dr. DiBiasio holds numerous leadership positions in statewide and national higher education organizations, including the Ohio Foundation of Independent Colleges, the Association of Independent Colleges and Universities of Ohio, the Greater Cincinnati Consortium of Colleges and Universities and the NCAA Division III President’s Council.

G. David Hawley has been the Presbyterian Minister of the Indian Hill Episcopal/Presbyterian Church in Cincinnati since April 2003. Prior to that, Mr. Hawley was the Minister of the Presbyterian Church of Wilmington for 25 years. In addition, he is a member of the Wilmington College Board of Trustees.

John J. Limbert has been the President, Chief Executive Officer and a director of NBTF and the Bank since March 20, 2006. From 2003 until March 2006, Mr. Limbert was the President and CEO and a director of CSB Bancorp, Inc., and The Commercial & Savings Bank, located in Millersburg, Ohio. Mr. Limbert was the Vice President of Heartland Mortgage Corporation, a subsidiary of Heartland Community Bank in Gahanna, Ohio, from 2001 to 2003, and Chief Executive Officer of White Hat Group, LLC, in New Albany, Ohio, performing financial services consulting for financial institutions, prior to his employment with Heartland Mortgage Corporation.

Timothy L. Smith was the President and Chief Executive Officer of NBTF and the Bank from 1989 until March 20, 2006, and has been the Chairman of the Board of both NBTF and the Bank since May 2000. He is also Chairperson of Chatfield College.

The Board of Directors of NBTF has determined that all of the directors except Messrs. Limbert and Smith are “independent” under the listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”). In determining independence, the Board of Directors considered loan and deposit relationships with each director. The rules of Nasdaq do not deem such relationships to disqualify a director from being deemed independent. In addition, all loans and other extensions of credit were made and deposits accepted in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, the loans did not involve more than normal risk of collectibility or present other unfavorable features. The Board of Directors does not believe such relationships interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Meetings of Directors

The Board of Directors of NBTF met 14 times for regularly scheduled and special meetings during the year ended December 31, 2006. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which the director served during 2006.

Each director of NBTF is also a director of the Bank. The Board of Directors of the Bank met 13 times for regularly scheduled and special meetings during the year ended December 31, 2006.

Non-Employee Director Compensation

The following table describes the compensation arrangements with our non-employee directors for the 2006 and 2007 fiscal years:

	2006		2007
Annual Cash Retainers	$8,000		$8,000
Attendance fee per meeting:
NBTF Board Meeting	600		600
Bank Board Meeting	750		750
Committee Meetings	0		0
Stock Options	1,000	shares(1)	1,000	shares(1)

(1)	Each non-employee director receives an option to purchase 1,000 common shares of NBTF on the date following each Annual Meeting during which the director serves as a director. The options have an exercise price equal to the closing price on the date of the grant, vest over a three-year period and expire ten years after date of grant.

The following table shows the compensation paid to our non-employee directors for 2006:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
S. Craig Beam	$24,200	$923		$25,123
Charles L. Dehner	24,200	923	$25,000	50,123
Daniel A. DiBiasio	23,600	923		24,523
G. David Hawley	24,200	923		25,123
Brooke W. James	21,500	923		22,423
D. Jeffery Lykins	24,200	923		25,123
Darleen M. Myers	22,850	923		23,773
Robert A. Raizk	24,200	923		25,123

(1)	The grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. Refer to Note 18 in NBTF’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2006, for the assumptions used in estimating the fair value. Each director had an outstanding option to purchase 1,000 shares at December 31, 2006.

Committees of Directors

The Board of Directors of NBTF has an Audit Committee, a Nominating Committee and a Compensation Committee.

The Audit Committee is responsible for overseeing NBTF’s and the Bank’s accounting functions and controls, as well as selecting and retaining an accounting firm to audit NBTF’s financial statements. For a more complete description of the Audit Committee’s responsibilities, see “AUDIT COMMITTEE REPORT.” The members of the Audit Committee are independent under the listing standards of Nasdaq. A copy of the Audit Committee Charter is available on NBTF’s website at www.nbtdirect.com.

The Nominating Committee’s purpose is to identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees and review the independence and other board memberships of directors. The members of the Nominating Committee are independent under the listing standards of Nasdaq. A copy of the Nominating Committee Charter is available on NBTF’s website at www.nbtdirect.com.

The Compensation Committee recommends annually to the full Board of Directors the compensation for NBTF’s and the Bank’s executive officers. For a more complete description of the Compensation Committee’s responsibilities, see “Compensation Discussion and Analysis”. The members of the Compensation Committee are independent under the listing standards of Nasdaq. The Compensation Committee does not have a charter.

The following table summarizes the membership of the board committees:

Name	Audit Committee Member	Compensation Committee Member	Nominating Committee Member
S. Craig Beam		X (Chair)	X (Chair)
Charles L. Dehner	X
Daniel A. DiBiasio	X	X	X
G. David Hawley	X (Chair)	X	X
Brooke W. James	X
John J. Limbert
D. Jeffery Lykins	X	X	X
Darleen M. Myers		X	X
Robert A. Raizk	X	X	X
Timothy L. Smith
Number of Meetings Held—2006	4	5	2

EXECUTIVE OFFICERS

In addition to Mr. Limbert, the following persons are executive officers of NBTF or the Bank. Those who are executive officers only of the Bank may be deemed to participate in policy making for NBTF.

Name	Age	Positions Held During Last Five Years
Craig F. Fortin	46	Senior Vice President, Chief Financial Officer of NBTF since January 2003; Senior Vice President, Chief Financial Officer and Cashier of the Bank since December 2002; Chief Financial Officer of Cornerstone Bank in Springfield, Ohio, from February 1999 to December 2002.

Stephen G. Klumb	57	Senior Vice President, Senior Loan Officer of the Bank since June 1998.

Andrew J. McCreanor	57	Executive Vice President of the Bank since November 2002; formerly Senior Vice President, Branch Administrator of the Bank since August 2006, Customer Relations of the Bank from January 1997 to November 2002.

Walter H. Rowsey	58	Senior Vice President, Loan Operations Manager since August 2006; formerly Senior Vice President, Branch Administration of the Bank since 1993.

Howard T. Witherby	51	Senior Vice President, Operations Division Manager of the Bank since October 1992.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table presents certain information regarding the compensation received by our Chief Executive Officers, Chief Financial Officer and three other most highly compensated executive officers of NBTF or the Bank who served in such capacity during the fiscal year ended December 31, 2006 (the “Named Executive Officers”):

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
John J. Limbert Chief Executive Officer and President of NBTF and Bank (since March 2006)	2006	$240,819	$50,000	(3)	—	$17,959	$77,885	—		$37,163	$423,826

Timothy L. Smith Chief Executive Officer and President of NBTF and Bank (until March 2006)	2006	83,990	—		—	923	—	$4,240	(4)	76,837	165,991

Craig F. Fortin Chief Financial Officer and Senior Vice President of NBTF and Bank	2006	137,347	—		—	1,341	25,341	—		7,325	171,353

Stephen G. Klumb Senior Vice President, Senior Loan Officer of Bank	2006	150,701	—		—	853	29,839	—		10,305	191,698

Andrew J. McCreanor Executive Vice President of Bank	2006	147,974	—		—	—	24,971	—		8,072	181,017

Howard T. Witherby Senior Vice President of Bank	2006	119,578	—		—	853	22,241	—		9,229	151,902

(1)	Includes director’s fees of $10,050 for Mr. Limbert and $23,375 for Mr. Smith.
(2)	The grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. Refer to Note 18 in the Company’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2006, for the assumptions used in estimating the fair value.
(3)	A signing bonus paid to Mr. Limbert according to his employment agreement after accepting the position of President and Chief Executive Officer in March 2006.
(4)	Accrued benefits under the NB&T Financial Group, Inc., Supplemental Executive Retirement Plan.

The following table presents the components of All Other Compensation for the Named Executive Officers presented in the 2006 Summary Compensation Table.

2006 ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	ESOP Allocations (1)	401(k) Matching Contributions	Auto Allowance	Personal Use of Company Auto	Whole Life Insurance Benefit	Country Club Dues & Membership (2)	Housing Allowance and Moving Costs (3)	Consulting Services	Total All Other Compensation
John J. Limbert Chief Executive Officer, President of NBTF and Bank (since March 2006)	2006	—	—	$9,000	—	—	$12,615	$15,548	—	$37,163

Timothy L. Smith Chief Executive Officer, President of NBTF and Bank (until March 2006)	2006	—	—	—	$1,272	—	—	—	75,565	76,837

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	2006	—	4,885	—	—	2,440	—	—	—	7,325

Stephen G. Klumb Senior Vice President, Senior Loan Officer of Bank	2006	—	5,405	—	—	2,800	2,100	—	—	10,305

Andrew J. McCreanor Executive Vice President of Bank	2006	—	5,272	—	—	2,800	—	—	—	8,072

Howard T. Witherby Senior Vice President of Bank	2006	—	4,317	—	—	2,800	2,100	—	—	9,229

(1)	Allocations to ESOP accounts for 2006 have not yet been determined; however, the compensation associated with this allocation is not expected to exceed $10,000 for any Named Executive Officer.
(2)	Amounts for actual reimbursements during the year to Named Executive Officers for monthly dues and initiation fees. None of the reimbursements were grossed-up to compensate for additional income taxes.
(3)	Under Mr. Limbert’s employment agreement, the Bank paid or reimbursed Mr. Limbert for certain relocation expenses, including (a) moving expenses, (b) costs incurred during house-hunting trips, (c) temporary housing expenses until Mr. Limbert moved into permanent housing and (d) an agreement with a relocation company for the marketing of Mr. Limbert’s home. None of these reimbursements were grossed-up to compensate for additional income taxes. As part of such arrangement, the Bank agreed to purchase Mr. Limbert’s home if it were not sold at an appraised price within 90 days. Because the home was not sold within that time, the Bank purchased Mr. Limbert’s home in Millersburg, Ohio, on December 19, 2006, for $745,000. No additional incremental costs associated with the purchase were incurred through December 31, 2006.

The following table sets forth information regarding all grants of options to purchase NBTF common shares made to the Named Executive Officers during 2006, as well as estimated future payouts under the current incentive plan. With the exception of the option award to Mr. Limbert, all other option awards were granted under the 2006 Equity Plan. Accordingly, the awards become exercisable at a rate of one third each year beginning one year after the grant date, and will expire 10 years after the grant date. Mr. Limbert’s option award was granted as part of his employment agreement. His awards become exercisable at a rate of one fifth each year beginning one year after the grant date, and will expire 10 years after the grant date.

2006 GRANTS OF PLAN-BASED AWARDS

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)		Closing Price on Grant Date ($ / Sh)	Full Grant Date Fair Value Computed in Accordance with FAS123R
	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	03/20/06	03/02/06	(3)	67,500	135,000	202,500	30,000	(1)	$20.88	(3)	$21.10	$114,600

Timothy L. Smith President and CEO of NBTF and Bank (until March 2006)	04/26/06	04/26/06		—	—	—	1,000	(1)	21.10		21.10	4,060

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	10/17/06	10/17/06		15,915	31,830	47,745	5,500	(2)	20.50		20.50	19,580

Stephen G. Klumb Senior Vice President Senior Loan Officer of Bank	10/17/06	10/17/06		15,522	31,044	46,567	3,500	(2)	20.50		20.50	12,460

Andrew J. McCreanor Executive Vice President of Bank	10/17/06	10/17/06		16,647	33,294	49,941	—		—		—	—

Howard T. Witherby Senior Vice President of Bank	10/17/06	10/17/06		12,317	24,633	36,950	3,500	(2)	20.50		20.50	12,460

(1)	Non-qualified stock option grants
(2)	Incentive stock option grants
(3)	The Board of Directors approved Mr. Limbert’s employment agreement on March 2, 2006, which included the granting of an option to purchase 30,000 shares of NBTF stock on his start date of March 20, 2006. Additionally, the employment agreement established that the exercise price and fair market value of NBTF shares would be the mean between the bid and asked price of a common share of NBTF on The NASDAQ Capital Market at the close of trading on the grant date.

The following table sets forth information regarding all outstanding grants of options to purchase NBTF common shares made to the Named Executive Officers at December 31, 2006, along with the exercise price and expiration date. The Company has only granted stock option awards. No stock awards have been granted by the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	0	30,000	(1)	$20.88	03/19/2016

Timothy L. Smith President and CEO of NBTF and Bank (until March 2006)	0	1,000	(2)	21.10	04/25/2016

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	6,000 1,800 2,200 5,500 —	1,500 1,200 3,300 — 5,500	(3) (4) (5) (6)	22.00 24.50 30.50 23.00 20.50	12/16/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016

Stephen G. Klumb Senior Vice President Senior Loan Officer of Bank	6,000 1,500 2,500 3,000 2,400 1,500 1,400 3,500 —	— — — — 600 1,000 2,100 — 3,500	(7) (4) (5) (6)	23.25 28.00 24.50 17.25 20.50 24.50 30.50 23.00 20.50	05/31/2008 03/15/2009 02/14/2010 01/22/2011 03/18/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016

Andrew J. McCreanor Executive Vice President of Bank	1,500 2,500 3,000 2,400 1,800 2,000 5,000	— — — 600 1,200 3,000 —	(7) (4) (5)	28.00 24.50 17.25 20.50 24.50 30.50 23.00	03/15/2009 02/14/2010 01/22/2011 03/18/2012 03/17/2013 02/16/2014 05/16/2015

Howard T. Witherby Senior Vice President of Bank	1,500 2,500 2,400 1,500 1,400 3,500 —	— — 600 1,000 2,100 — 3,500	(7) (4) (5) (6)	28.00 24.50 20.50 24.50 30.50 23.00 20.50	03/15/2009 02/14/2010 03/18/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016

(1)	Unexercisable options vest one-fifth each year beginning 03/20/2007 through 03/20/2011.
(2)	Unexercisable options vest one-third each year beginning 04/26/2007 through 04/26/2009.
(3)	Unexercisable options vest 12/16/2007.
(4)	Unexercisable options vest one-half each year beginning 03/18/2007 through 03/18/2008.
(5)	Unexercisable options vest one-third each year beginning 02/17/2007 through 02/17/2009.
(6)	Unexercisable options vest one-third each year beginning 10/17/2007 through 10/17/2009.
(7)	Unexercisable options vest 03/19/2007.

The following table sets forth information regarding the exercise of options to purchase NBTF common shares by the Named Executive Officers during the year 2006, along with the realized value on exercise. The table includes information only for stock option awards. No stock awards have been granted by NBTF.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	—	—

Timothy L. Smith President and CEO of NBTF and Bank (until March 2006)	2,400	$4,572

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	—	—

Stephen G. Klumb Senior Vice President of Bank	—	—

Andrew J. McCreanor Executive Vice President of Bank	—	—

Howard T. Witherby Senior Vice President of Bank	1,200	14,300

In 2002, NBTF adopted the NB&T Financial Group, Inc., Supplemental Executive Retirement Plan (the “SERP”), which provides benefits for Mr. Smith and a former executive officer. Under the plan, Mr. Smith will be paid quarterly payments for a period of twenty years beginning in 2007. Mr. Smith will be entitled to payments equal to $75,000 each year based on his retirement age of 55.

The Company does not offer any other pension plan. No other current Named Executive Officer participates in any pension plan with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	—	—	—	—

Timothy L. Smith President and CEO of NBTF and Bank (until March 2006)	Supplemental Executive Retirement Plan	N/A	$846,396	—

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	—	—	—	—

Stephen G. Klumb Senior Vice President of Bank	—	—	—	—

Andrew J. McCreanor Executive Vice President of Bank	—	—	—	—

Howard T. Witherby Senior Vice President of Bank	—	—	—	—

Nonqualified Deferred Compensation

The Company does not offer its employees, including executive officers, a nonqualified deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

The objective of the Company’s Compensation program is to attract and retain personnel who will contribute to meeting the Company’s strategic goals. To achieve this objective, the Board has established a Compensation Committee.

Compensation Committee and Philosophy

NBTF is a bank holding company which directly owns all of the outstanding capital stock of the Bank. NBTF’s business consists primarily of the business of the Bank. The financial results of NBTF depend primarily upon the Bank’s financial results. Executive officers of NBTF receive no compensation from NBTF. The Compensation Committee makes executive compensation recommendations to the Boards of Directors of NBTF and the Bank. The Compensation Committee (the “Committee”) is composed of directors who are deemed independent under the rules of Nasdaq. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee met five times during 2006.

The Committee’s philosophy is to tie executive compensation to the achievement of the Bank’s goals and the resulting performance of NBTF. To that end, the Committee’s goal is to accomplish the following specific objectives through the use of base salary and incentive plans:

(1)	Motivate personnel to perform and succeed according to the goals outlined in the Bank’s annual business plan;

(2)	Retain key personnel critical to the long-term success of the Bank; and

(3)	Utilize incentive plans, such as stock options, that reward executives for long-term corporate success and increased return to shareholders.

The Committee does not have a policy for allocating compensation between cash and non-cash compensation. However, awards of stock option grants are designed to reward the long-term success (beyond one year) of the Company and stock price appreciation, while the cash component (including base salary and incentive plan) is designed to retain key personnel and meet annual goals. The Company also maintains other benefit plans, including healthcare, group-term life and retirement plans, to provide employees additional financial security and to be competitive with other employers.

Executive Officers Involvement in the Compensation Process

The executive officers, and especially the Chief Executive Officer, play a significant role in the compensation process. Annually, management develops a financial plan for the next year. During this planning process, management will review current salary levels along with incentive and other benefit plans. When necessary, changes are taken to the Compensation Committee for their review and recommendation to the full Board.

The Chief Executive Officer also meets with the Compensation Committee to provide compensation recommendations, including stock based awards, for all executive officers other than himself. With the assistance of the Bank’s Human Resource Department, he provides the Compensation Committee with peer information for comparison with the recommended salaries for executive officers and to assist the Compensation Committee in forming a recommendation for the Chief Executive’s compensation.

The Compensation Committee does hire outside consultants for specific projects. The consultants will work with the Chief Executive Officer and the Bank’s Human Resource Department to obtain information and provide recommendations for the Compensation Committee. In November 2004, Clark Consulting of Minneapolis, Minnesota was engaged to review the Company’s incentive plan and directors’ compensation. A report of the findings was submitted in January 2005. Based on their report, director cash compensation increased to include fees for the holding company meetings. In addition, the Company’s 2006 Equity Plan and current incentive plan was updated for 2006 based upon Clark Consulting’s review and recommendations.

In 2005, the Compensation Committee also hired Heidrick & Struggles International, Inc. of Chicago, Illinois to identify and recruit potential chief executive candidates to replace Mr. Smith upon his retirement. Their services ended with the hiring of Mr. Limbert in March 2006.

Elements of Executive Compensation

Base Salary. Base salary is the foundation of the Bank’s compensation program, providing income on which the executive can rely, but which is not so large as to eliminate the executive’s motivation to work hard to increase shareholder value. An executive’s base salary is directly related to his or her position, job responsibilities, performance and contribution to the Bank’s success. The Committee reviews peer group information with respect to compensation and company performance on a regional and national basis to ensure salaries are competitive and in line with the industry. The Committee also considers the goals for the upcoming year and estimated salary increases for the entire organization in setting executive compensation. In 2006 and 2007, the average salary increases for the named executives, excluding Mr. Limbert, were 2.25% and 3.00%, respectively. Mr. Limbert was hired in March 2006, and his base salary of $300,000 per year was determined based on negotiations during the recruitment process and included in his employment contract.

Incentive Plan. The Bank has an incentive compensation plan pursuant to which awards were based on the Bank’s achievement of predetermined goals relating to earnings per share and operating income, and on the participant’s achievement of goals relating to his or her individual contributions to the Bank. The earnings per share and operating income goals are based on NBTF’s financial plan for the year and may be adjusted by the Committee for strategic initiatives to enhance NBTF’s competitive position in its market place. Threshold, target and maximum goals for corporate performance are generally established at the beginning of each fiscal year. For 2006, the goals were as follows:

Goal	Threshold	Target	Maximum
Bank net operating income	$5.4 million	$6.0 million	$6.6 million

NBTF basic earnings per share	$0.82	$0.91	$1.01

In 2006, NBTF achieved its operating income goals but failed to achieve its earnings per share goal. As a result, NBTF achieved 75% of the total target incentive goal. Over the last five years, NBTF has achieved performance in excess of the target level and the maximum performance level only once. During the last five years, NBTF also failed to achieve the minimum performance level once and no incentives were paid to executive officers. The average approximate payout for the Company’s performance over the last five years was 70% of the target incentive goal.

All awards were established as a percentage of each participant’s base salary. Awards differed due to the contribution of the individual to the Bank’s success. Participants (except the Chief Executive Officer) earned awards by achieving individual goals and assisting in achieving the Bank’s goals. The more control and influence a participant had on either individual goals or Bank goals, the greater the participant’s weighting on that particular factor. The Chief Executive Officer’s incentive plan awards were based solely on the achievement of the Bank’s goals.

If individual goals were achieved but the Bank failed to achieve its goals, no incentive award would be made to any participant. The following table outlines the cash bonuses executives can earn and the weighting of individual, unit and Bank award objectives:

INCENTIVE PLAN

INCENTIVE RANGES AND AWARD OBJECTIVES

Executive Officer	NBT Percentage of Salary Incentive Ranges			NBT Weighting of Award Objectives
	Threshold	Target	Maximum	Bank	Unit	Individual
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	22.50%	45.00%	67.50%	100.00%	0.00%	0.00%
Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	11.25%	22.50%	33.75%	80.00%	0.00%	20.00%
Stephen G. Klumb Senor Vice President, Senior Loan Officer of Bank	10.00%	20.00%	30.00%	60.00%	20.00%	20.00%
Andrew J. McCreanor Executive Vice President of Bank	11.25%	22.50%	33.75%	60.00%	20.00%	20.00%
Howard T. Witherby Senior Vice President of Bank	10.00%	20.00%	30.00%	60.00%	20.00%	20.00%

Equity Awards. The Committee annually reviews the appropriateness of granting stock options and other equity awards to senior management. The purposes of this long-term incentive compensation are to provide an incentive to officers and key employees to promote the success of the business and thereby increase shareholder value, and to attract and retain the best available personnel. Awards are not based on any pre-determined formula or goals. Amounts realized by exercising prior options are not considered in future awards or in setting other compensation. The Committee makes recommendations to the Board of Directors based on an individual’s performance and contribution to the Bank’s success. While the 2006 Equity plan permits the award of restricted stock and stock appreciation rights, only stock options have been granted. All options granted to date have a term of 10 years. The grant date is the date an award is determined by the Board of Directors. The exercise price is the Nasdaq closing price on the grant date.

NBTF has no program, plan or practice of selecting option grant dates for executive officers in coordination with the release of material non-public information.

Other Benefits. Executive officers are eligible to participate in benefit plans available to all full-time employees. These plans include:

•	a 401(k) plan, to which the Bank makes contributions matching a certain percentage of the contributions by each employee of NBTF or the Bank, including officers;

•	an employee stock ownership plan that allocates shares of NBTF to accounts of all employees proportionately on the basis of their other compensation;

•	a health care insurance plan with a portion of the plan cost absorbed by the Bank; and

•

a group term life insurance benefit for all full-time employees. This group term life policy provides death benefits up to three times the employee’s salary up to a maximum death benefit of $250,000. In addition, the Bank offers senior officers an option to substitute their group term life insurance coverage over $50,000 for an individual life insurance policy or annuity owned by the employee. The annual premium for such an individual policy or annuity is limited to $2,800 per year.

Perquisites. NBTF has provided certain executive officers country club dues and memberships to maintain and develop customer relationships. NBTF also provides Mr. Limbert an auto allowance as part of his employment agreement. In addition, as part of his employment agreement, NBTF provided Mr. Limbert relocation assistance, including moving expenses, temporary housing and an agreement with a relocation company for the marketing of Mr. Limbert’s former home. Mr. Limbert’s perquisites were negotiated as part of his employment agreement. The value of the perquisites is shown in the 2006 All Other Compensation Table.

Tax Deductibility of Compensation

While the Company generally attempts to maximize the deductibility for tax purposes of all compensation, neither NBTF nor the Bank has a policy requiring that all compensation in 2006 and thereafter to the covered officers be deductible under Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1 million paid to any such persons in any fiscal year. The Board of Directors of both companies does, however, consider carefully the after-tax cost and value to NBTF and the Bank of all compensation.

For stock options, an option award must meet several requirements to qualify as “performance-based compensation.” NBTF has determined that the options to purchase NBTF shares under the 1992 Nonqualified Stock Option Plan currently outstanding will not qualify for exemption from the $1 million limit. Options to purchase NBTF shares under the 2006 Equity Plan will qualify for exemption from the $1 million limit. However, the incentive stock option grants awarded to officers, including named executive officers, during 2006, may not provide the same tax deductions as previously issued non-qualifying stock options.

Post-termination Compensation

Payments to executives under termination scenarios other than a change in control of NBTF or the Bank are governed by the Plan documents stated to the specific payment type. Additional termination benefits for executive officers follows.

Supplemental Executive Retirement Plan. In 2002, NBTF adopted the NB&T Financial Group, Inc., Supplemental Executive Retirement Plan (the “SERP”), which provides benefits for certain former executive officers of NBTF in the event of the termination of their employment with NBTF and the Bank for any reason other than termination by NBTF or the Bank for cause, as defined in the SERP.

An agreement pursuant to the SERP has been executed with Mr. Smith. Under the agreement, Mr. Smith will be paid quarterly payments for a period of twenty years beginning in 2007. Mr. Smith will be entitled to payments equal to $75,000 each year. During 2006, 2005 and 2004, $6,000, $245,000 and $246,000, respectively, was accrued each year for Mr. Smith’s benefit. The SERP is designed to provide incentive for the covered officer to remain with NBTF and to act in the best interests of NBTF and its shareholders with the knowledge that their income will be protected in the case of certain life-changing events.

Employment Agreements. Only Mr. Limbert has an employment contract with the Company. Under the terms of that agreement, if Mr. Limbert’s employment is terminated by NBTF and the Bank other than in connection with a change of control, and other than for just cause, or by Mr. Limbert due to certain changes in the conditions of his employment, and before the expiration of the term of the agreement, Mr. Limbert will be entitled to a payment in the amount of his annual salary and the continuation of health, life, disability and other benefits for 18 months or until the earlier date that Mr. Limbert is employed full-time by another employer.

If Mr. Limbert’s employment is terminated within one year following a change of control of NBTF or the Bank, Mr. Limbert will be entitled to receive approximately three times his annual compensation at the time of the change of control, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under NBTF's and the Bank’s plans, at the expense of NBTF and the Bank for up to 24 months.

Both these post-termination compensation arrangements were included as a result of the negotiations to hire Mr. Limbert. The post-termination compensation provides him with financial security should events occur not immediately foreseen at the time of his hiring.

NBTF and the Bank may terminate Mr. Limbert’s employment at any time for just cause without further obligation to Mr. Limbert.

Severance Agreements. The Bank has also entered into a severance agreement with each of Messrs. Fortin, Klumb, McCreanor and Witherby, effective April 19, 2004, and with a term of three years, which term automatically renews each year unless the Bank provides six months’ notice of cancellation to the officer. Each agreement provides that the officer receives nothing if he is terminated for “just cause” or is terminated for any reason more than six months before a “change of control” or more than one year after a change of control. The Bank entered into these severance agreements to retain personnel, protect the officers salaries and allow them to be more objective in evaluating potential strategic alternatives.

In the event that the officer’s employment is terminated within six months before or within one year after a change of control, (i) the Bank will be required to pay to the officer or his dependents, beneficiaries or estate an amount equal to a multiple (two times for Messrs. Fortin and McCreanor, one time for Messrs. Klumb and Witherby) of (a) the higher of the officer’s base salary at the time of the change of control or the officer’s base salary at the time of termination of employment, plus (b) the highest bonus paid to the officer during the five years preceding this termination; and (ii) the officer and his dependents, beneficiaries and estate will be entitled to coverage under the health, life and disability plans of the Bank or its successor at the expenses of the Bank or its successor until the earliest of the expiration of the term of the agreement, the date the officer is included in another employer’s benefit plans as a full-time employee, or either 24 months (in the case of Messrs. Fortin and McCreanor) or 18 months (in the case of Messrs. Klumb and Witherby) after the officer’s employment is terminated. As an alternative to providing such insurance coverage, the Bank or its successor may choose to pay to the officer cash in an amount sufficient for the officer to purchase equivalent coverage until the earlier of the expiration of the term or for the stated number of months after the termination of employment. Under each of the severance agreements, the officer will also be entitled to the same payments and benefits in connection with a change of control if the officer voluntarily terminates his employment within one year following a change of control upon the occurrence of any one of certain events within six months before or one year after a change of control, including a material change in the capacity or circumstance in which the officer is employed, a change in title of the officer, a requirement that the officer move his residence or perform his principal executive functions more than 35 miles from his present primary office, or the Bank otherwise breaches the agreement.

A “change of control” includes (i) a change in ownership or power to vote of 50% of the voting stock of NBTF; (ii) the merger or consolidation of NBTF or the Bank resulting in more than 50% of the voting power of the resulting entity being owned by persons who were not formerly shareholders of NBTF; (iii) the acquisition of the ability to control the election of a majority of the directors of NBTF or the Bank; (iv) a change of a majority of the directors of NBTF or the Bank within two years, unless approved by the continuing directors; (v) the acquisition by any person of the power to direct NBTF’s management or policies, if the Board has determined that such acquisition of power constitutes a change of control under applicable banking laws; or (vi) a sale of substantially all of the Bank’s assets.

Effect of Changes in Control of NBTF or the Bank. The vesting of equity awards to directors and executive officers may be accelerated upon a change in control of NBTF or the Bank.

•	The vesting of options awarded under the stock option plan adopted in 1992 will be accelerated if NBTF sells substantially all of its assets or is consolidated or merged with another corporation.

•

Pursuant to the 2006 Equity Plan, upon a change in control of NBTF, each outstanding option will be exchanged for cash in the amount of the difference between the market price of NBTF shares and the exercise price of the option or, in the Compensation Committee’s discretion, shares of NBTF having a value determined in the same manner. A change in control generally will be deemed to have occurred if a person or group of persons acquires more than 50% of the total voting power of NBTF's shares or more than one third of the market value of the assets of NBTF.

•

If the ESOP is terminated in connection with a change in control, all shares allocated to participant accounts will become fully vested. A change in control generally will be deemed to occur with respect to the ESOP when a person or group of persons acquires more than 60% of the total voting power of the shares of NBTF or more than one-third of the market value of the assets of NBTF.

The following table summarizes the potential post-termination benefits or benefits from acceleration of vesting of options or ESOP shares for each named executive officer, assuming that the termination or change in control had occurred at December 31, 2006. Because the market price of NBTF common shares at such date was less than the exercise price on each of the unvested options, the accelerated vesting of options would have no value, as reflected in the table:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Termination w/o Cause or for Good Reason	Change in Control
John J. Limbert President and CEO of NBTF and Bank (since March 2006)	Severance Pay Health Care Stock Option Vesting ESOP Vesting	$300,000 12,935	$1,133,655 17,246 0 0

Timothy L. Smith President and CEO of NBTF and Bank (until March 2006)	Severance Pay Health Care Stock Option Vesting ESOP Vesting		0 0 0 0

Craig F. Fortin Chief Financial Officer, Senior Vice President of NBTF and Bank	Severance Pay Health Care Stock Option Vesting ESOP Vesting		333,618 17,246 0 7,575

Stephen G. Klumb Senor Vice President, Senior Loan Officer of Bank	Severance Pay Health Care Stock Option Vesting ESOP Vesting		193,652 8,263 0 0

Andrew J. McCreanor Executive Vice President of Bank	Severance Pay Health Care Stock Option Vesting ESOP Vesting		359,042 16,526 0 0

Howard T. Witherby Senior Vice President of Bank	Severance Pay Health Care Stock Option Vesting ESOP Vesting		155,189 8,263 0 0

Stock Ownership Requirements

The Company has no stock ownership requirements for its officers, including the Named Executive Officers. Members of the Board of Directors of the Bank are required to own NBTF shares with a fair market value of at least $1,000 upon their initial appointment to the Board according to applicable banking regulations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and the Analysis be included in this Proxy Statement and in NBTF’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:

Compensation Committee
S. Craig Beam	D. Jeffery Lykins
Daniel A. DiBiasio	Darleen M. Myers
G. David Hawley	Robert A. Raizk

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members are employees of NBTF, or a subsidiary of NBTF, none was formerly an officer of NBTF or a subsidiary of NBTF, and none had any business relationship required to be disclosed in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans. The Bank occasionally makes loans of various types to directors, officers and employees of the Bank. Adjustable rate loans are offered to all employees of the Bank, including executive officers, at an interest rate that is 25 basis points less than the rate offered on similar loans to others. All loans outstanding to executive officers during 2006 were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Bank customers and did not involve more than the normal risk of collectibility or present other unfavorable features.

Loans to non-employee directors outstanding during the last year were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Bank customers and did not involve more than the normal risk of collectibility or present other unfavorable features.

Under Mr. Limbert’s employment agreement, executed in connection with the initial hiring of Mr. Limbert, the Bank entered into a third-party agreement for the marketing of Mr. Limbert’s home. As part of such arrangement, the Bank agreed to purchase Mr. Limbert’s home if it were not sold at an appraised price within 90 days. Because the home was not sold within that time, the Bank purchased Mr. Limbert’s home in Millersburg, Ohio, on December 19, 2006, for $745,000.

Any proposed loan between the Bank and a director or executive officer of NBTF is approved by the full Board of Directors. In addition, the Board of Directors adopted a written policy in March 2007 requiring transactions over $120,000 involving NBTF or a subsidiary of NBTF and a “related party” with a direct or indirect material interest must be approved or ratified by the Audit Committee. The Audit Committee’s approval must be based on its determination the transaction, first, is in or not inconsistent with the best interests of NBTF, and second, is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or is for products or services from a related party of a nature, quantity or quality, or on other terms, that are not readily available from other sources. “Related parties” include directors, executive officers, beneficial holders of more than 5% of the outstanding common shares of NBTF, their immediate family members, and firms, corporations and other entities in which any of them have certain relationships.

All loans made to a director or executive officer since January 1, 2006, have been ratified by the Audit Committee, and the purchase of Mr. Limbert’s home was approved by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, NBTF’s directors and executive officers and persons holding more than ten percent of the common shares of NBTF are required to report their ownership of common shares and changes in such ownership to the Securities and Exchange Commission (the “SEC”) and NBTF. The SEC has established specific due dates for such reports. Based upon a review of such reports, NBTF must disclose any failures to file such reports timely in Proxy Statements used in connection with annual meetings of shareholders. No such failures occurred during 2006.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of NBTF is comprised of six directors, all of whom are considered “independent” under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee is responsible for overseeing NBTF’s accounting functions and controls, as well as selecting and retaining an accounting firm to audit NBTF’s financial statements. The Board of Directors has adopted a Charter to set forth the responsibilities of the Audit Committee.

The Audit Committee received and reviewed the report of BKD, LLP (“BKD”) regarding the results of their audit, as well as the written disclosures and the letter from BKD required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of NBTF. A representative of BKD also discussed with the Audit Committee the independence of BKD from NBTF, as well as the matters required to be discussed by Statement of Auditing Standards 61, as amended and supplemented. Discussions between the Audit Committee and the representative of BKD included the following:

•	BKD’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments or uncorrected misstatements determined by management to be immaterial

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to BKD’s retention

•	Whether BKD encountered any difficulties in performing the audit

•	BKD’s judgments about the quality of NBTF's accounting principles

•	BKD’s responsibilities for information prepared by management that is included in documents containing audited financial statements

Based on its review of the financial statements and its discussions with management and the representative of BKD, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

Submitted by the Audit Committee:

Charles L. Dehner	Brooke Williams James
Daniel A. DiBiasio	D. Jeffery Lykins
G. David Hawley	Robert A. Raizk

AUDITORS

NBTF engaged BKD as NBTF’s independent certified public accountants effective March 19, 2002.

Management of NBTF expects that a representative of BKD will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees

BKD billed NBTF $98,255 and $91,300 for professional services in connection with the audit of NBTF’s annual financial statements and the review of financial statements included in NBTF’s Forms 10-Q during 2006 and 2005.

Audit Related Fees

During 2006 and 2005, BKD billed NBTF $19,280 and $24,965 for assurance and related services concerning financial accounting and audits of two employee benefit plans and not included under “Audit Fees.”

Tax Fees

During 2006 and 2005, BKD billed NBTF $12,000 and $13,950 for tax compliance, tax planning and tax advice services, including preparation of tax returns.

All Other Fees

During 2006 and 2005, BKD performed no services for NBTF and the Bank other than the services discussed in “Audit Fees”, “Audit Related Fees” or “Tax Fees.”

The Audit Committee of NBTF pre-approves all services to be performed by its independent auditor for NBTF, and during 2006, all services provided by BKD for NBTF were approved in advance by NBTF’s Audit Committee.

PROPOSALS OF SECURITY HOLDERS AND OTHER MATTERS

Any proposals of shareholders intended to be included in NBTF’s proxy statement for the 2008 Annual Meeting of Shareholders should be sent to NBTF by certified mail and must be received by NBTF not later than November 29, 2007. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 12, 2008, then the proxies designated by the Board of Directors of NBTF for the 2008 Annual Meeting of Shareholders of NBTF may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Management knows of no other business that may be brought before the Annual Meeting. The persons named in the enclosed Proxy intend to vote such Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

The Board of Directors expects all directors to make every effort to attend meetings of the shareholders of NBTF. All directors attended the 2006 Annual Meeting of Shareholders. All written communications addressed to an individual director at the address of NBTF or one of the offices of a subsidiary of NBTF, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of NBTF or one of the offices of a subsidiary of NBTF will be presented to the full Board of Directors at a meeting of the Board of Directors.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

March 20, 2007	Charles L. Dehner, Secretary

NB&T FINANCIAL GROUP, INC

cordially invite you to attend our

2007 Annual Meeting of Shareholders

Tuesday, April 24, 2007, 9:00 a.m. Eastern Time

48 N. South Street, Wilmington, Ohio

You can vote in one of two ways: 1) By Mail, 2) By Internet

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

IMPORTANT

Please complete both sides of the PROXY CARD, sign, date,

detach and return in the enclosed envelope.

DETACH PROXY CARD HERE

DETACH ATTENDANCE CARD HERE

AND MAIL WITH PROXY CARD

Where a choice is indicated, the shares represented by this proxy will be voted or not voted as specified. If no choice is indicated, the shares represented by this proxy will be voted FOR the election of the nominees of the Board of Directors and in the discretion of the proxies on any other business properly brought before the Annual Meeting or any adjournment or adjournments thereof. All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the April 24, 2007 meeting.

VOTER CONTROL NUMBER ABOVE NAME HERE

COMMON

Dated

(Please sign here)

Please sign exactly as your name appears hereon. All joint holders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person. (Please note any change of address on this proxy.)

NB&T FINANCIAL GROUP, INC.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2007 meeting.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.

3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Sunday, April 22, 2007 at 11:59 p.m. Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for the further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

PLEASE LIST

NAMES OF PERSONS ATTENDING

REVOCABLE PROXY

NB&T FINANCIAL GROUP, INC.

COMMON

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of NB&T Financial Group, Inc. (the “Company”), hereby constitutes and appoints Charles L. Dehner and Daniel A. DiBiasio, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution and resubstitution, to attend the Annual Meeting of Shareholders of the Company to be held on April 24, 2007, at 48 N. South Street, Wilmington, Ohio, at 9:00 a.m., Easter Time, and at any adjournment or adjournments thereof, and to vote all of the common shares of the Company that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or adjournments thereof on each of the following proposals, which are described in the accompanying Proxy Statement:

1. The election of five (5) directors to serve for a term of two (2) years each.

FOR election as directors of the Company all the nominees listed below (except as marked to the contrary below).*

WITHHOLD AUTHORITY

to vote for all nominees listed below.

01 S. Craig Beam

02 Brooke Williams James

03 D. Jeffery Lykins

04 Darleen M. Myers

05 Robert A. Raizle

*(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box “FOR” and strike through the nominee’s name in the list above.)

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

(to be signed on the other side)

NB&T FINANCIAL GROUP, INC

cordially invite you to attend our

2007 Annual Meeting of Shareholders

Tuesday, April 24, 2007, 9:00 a.m. Eastern Time

48 N. South Street, Wilmington, Ohio

You can instruct the ESOP trustee how to vote your shares in one of two ways: 1) By Mail, 2) By Internet

See the reverse side of this sheet for instructions.

IF YOU ARE NOT INSTRUCTING BY INTERNET, COMPLETE BOTH SIDES OF INSTRUCTION CARD,

DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606

DETACH INSTRUCTION CARD HERE

IMPORTANT

Please complete both sides of the INSTRUCTION CARD, sign, date,

detach and return in the enclosed envelope.

DETACH ATTENDANCE CARD HERE AND MAIL WITH INSTRUCTION CARD

The Board of Directors of the Company recommends that beneficial owners of common shares of the Company allocated to their accounts under the ESOP instruct and direct the trustee of the ESOP to vote all of the common shares allocated to their respective accounts under the ESOP FOR the election of the nominees listed in Item No. 1 as Directors of the Company. Where a choice is indicated, the common shares allocated to the account under the ESOP of the participant will, when the voting instructions are properly executed, be voted as instructed. If no choice is indicated, the common shares allocated to the account under the ESOP will, when the voting instructions are properly executed, be voted in the discretion of the trustee.

All instructions previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the April 24, 2007 meeting.

VOTER CONTROL NUMBER ABOVE NAME HERE

Please sign exactly as your name appears hereon.

ESOP

Dated

(Please sign here)

NB&T FINANCIAL GROUP, INC.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed instruction card.

I/We do plan to attend the 2007 meeting.

TO INSTRUCT BY MAIL

To instruct by mail, complete both sides, sign and date the instruction card below. Detach the card below and return it in the envelope provided.

TO INSTRUCT BY INTERNET

Your Internet instruction is quick, confidential and immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instruction on the screen.

3. When prompted for your Voting Control Number, enter the number printed just above your name on the front of the instruction card. Please note that all instructions by Internet must be completed and submitted prior to Sunday, April 22, 2007 at 11:59 p.m. Central Time. Your Internet instruction to the Trustee instructs to the same extent as if you marked, signed, dated and returned the instruction card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Instruct By INTERNET, Please Do Not Return Your Instruction Card By Mail

PLEASE LIST NAMES OF PERSONS ATTENDING

REVOCABLE VOTING INSTRUCTIONS NB&T FINANCIAL GROUP, INC. EMPLOYEES STOCK OWNERSHIP PLAN

ESOP

The undersigned beneficial owner of common shares of NB&T Financial Group, Inc. (the “Company”) allocated to the account of the undersigned under the NB&T Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) hereby instructs and directs the trustee of the ESOP to vote all of the common shares of the Company allocated to the undersigned’s account under the ESOP and entitled to be voted at the Annual Meeting of Shareholders of the Company to be held on April 24, 2007, at 48 N. South Street, Wilmington, Ohio, at 9:00 a.m., Eastern Time, and at any adjournment or adjournment thereof, and to vote all of the common shares of the Company that the undersigned is entitled to vote at such Annual Meeting or at any adjournments or adjournments thereof as designated below:

1. The election of five (5) directors to serve for a term of two (2) years each.

FOR election as directors of the Company all the nominees listed below (except as marked to the contrary below).*

WITHHOLD AUTHORITY to vote for all nominees listed below.

01 S. Craig Beam 02 Brooke Williams James 03 D. Jeffery Lykins 04 Darleen M. Myers

05 Robert A. Raizle

*(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box “FOR” and strike a line through the nominee’s name in the list above.)

(to be signed on the other side)